Exhibit 4.5

CONFORMED COPY

Concordia Bus Nordic AB (publ)

9.125% Senior Secured Notes due August 1, 2009

Purchase Agreement

July 28, 2005

To :

Avenue Europe Management LLP

Bear, Stearns & Co. Inc.

The Bluebay High Yield (Master) Fund

Lone Star International Finance Limited

Thames River Traditional Fund s plc –

High Income Fund

Hillside Apex Fund Limited

Fidelity Investments International

Fidelity Investment Services Limited

Nimbus Limited

Ladies and Gentlemen:

1.                                       Concordia Bus Nordic AB (publ), a corporation incorporated under the laws of Sweden (the “Company”), proposes that:

(a)                                  At the request of the Company, the purchasers listed in Schedule IA below (the “Purchasers”) will cause Nimbus Limited (“BidCo”), a company incorporated under the laws of Jersey, to tender (the “Tender Offer”) for up to €76,867,000 of the Company’s €130,000,000 9.125% Senior Secured Notes due August 1, 2009 (the “Senior Notes”)) and upon the closing of the Tender Offer jointly and severally, provide BidCo or procure the provision to BidCo with sufficient funds to enable it to purchase all of those Senior Notes that are validly tendered and not withdrawn, at the Tender Offer Price or the Alternate Tender Offer Price (each as hereinafter defined), subject to the terms and conditions stated herein and in the manner, at the time and otherwise in compliance with the Tender Offer;

(b)                                 upon a Change of Control Offer (as defined in the indenture to the Senior Notes (the “Senior Notes Indenture”)) being required as a result of the exchange of the €160,000,000 11% Senior Subordinated Notes due February 2010 issued by Concordia Bus AB (“Bus”) for ordinary shares of Bus (the “Restructuring”) then, subject to the terms and conditions stated herein and in accordance with the Senior Notes Indenture, the Company shall assign to BidCo the obligation to conduct, on the Company’s behalf, a Change of Control Offer in the manner, at the times and otherwise in compliance with the Senior Notes Indenture and upon the closing of the Change of Control Offer the Purchasers agree jointly and severally to provide BidCo or procure the provision to BidCo with sufficient funds to enable it to purchase at 101% of the aggregate principal amount of Senior Notes that are put to it under the Change of Control Offer plus all accrued but unpaid interest thereon up to (and including) the day immediately preceding the settlement date for the Change of Control Offer (the “Change of Control Offer Settlement Date”); and

(c)                                  the price payable in the Tender Offer is either: (x) in the event that the consent fee (the “Consent Fee”) for the consent solicitation commenced by the Company on March

16, 2005, as extended from time to time and as amended and restated on or about the date hereof (as amended and restated the “Revised Consent Solicitation”) has been paid by the Company in accordance with the terms and conditions of the Revised Consent Solicitation, a price equivalent to the face amount of the Senior Notes acquired under the Tender Offer plus any accrued and unpaid interest thereon up to (and including) the day immediately preceding the settlement date (the “Tender Offer Settlement Date”) of the Tender Offer (the “Tender Offer Price”) or (y) in the event that the Consent Fee has not been paid, by the Company, within two business days of the date on which the Consent Solicitation closes, a price equivalent to 104% of the principal amount of the Senior Notes acquired under the Tender Offer plus any accrued and unpaid interest thereon up to (and including) the day immediately preceding the Tender Offer Settlement Date (the “Alternate Tender Office Price”).

2.                                       Upon BidCo closing the Tender Offer (the “Tender Offer Closing Date”), the Purchasers hereby agree, jointly and severally, to provide BidCo or procure the provision to BidCo with sufficient funds to enable it to purchase all Senior Notes that are validly tendered and not withdrawn (the “Tendered Notes”), up to a maximum of €76,867,000 of the outstanding Senior Notes at the Tender Office Price or the Alternate Tender Office Price (the “Tender Offer Commitment” which, together with the Change of Control Purchase Commitment shall be hereinafter referred to as the “Purchase Commitment”).

3.                                       Subject to the terms and conditions herein, in the Senior Notes Indenture and in the Tender Offer, the Company hereby assigns to BidCo the obligation to conduct the Change of Control Offer occasioned by the Restructuring and BidCo hereby agrees to make such Change of Control Offer. Upon the closure of the Change of Control Offer (the “Change of Control Offer Closing Date”), the Purchasers agree, severally and not jointly, to provide BidCo or procure the provision to BidCo with sufficient funds to enable it to purchase all Senior Notes that (i) have not been voted in favor of the Consent Solicitation and (ii) have not been purchased by BidCo under the terms of the Tender Offer and (iii) are put to them (the “Change of Control Notes”), up to a maximum amount of €10,217,000 of the outstanding Senior Notes, at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest up to (and including) the day immediately preceding the Change of Control Offer Settlement Date (the “Change of Control Purchase Commitment”). For the avoidance of doubt, BidCo shall, in no circumstances, be required to purchase, in aggregate, more than €76,867,000 of the outstanding Senior Notes. The Tendered Notes and Change of Control Notes are hereinafter referred to as the “Securities”.

4.                                       For the benefit of the Purchasers and Bidco, in respect of their obligations relating to the Change of Control Offer (and not in respect of their obligations relating to the Tender Offer), the Company and the Guarantors on the date hereof and will on the date on which the Change of Control Offer is commenced (the “Change of Control Offer Launch Date”) represent and warrant to, and agree with, each of the Purchasers and BidCo as follows:

(a)                                  Neither Concordia Bus Nordic Holding AB (“Holding”), the Company nor any of its subsidiaries taken as a whole has sustained since the last day of the last fiscal quarter in the Company’s latest completed fiscal year for which interim financial statements have been made available, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court of governmental action, order or decree; and there has not been any change in the capital stock or long-term of Holding, the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of Holding, the Company and its subsidiaries taken as a whole;

(b)                                 Each of the Company and the Guarantors has all requisite corporate power and authority to enter into this Agreement; and this Agreement has been duly and validly authorized, executed and delivered by the Company and the Guarantors;

(c)                                  the supplemental indenture described in the Revised Consent Solicitation (the “Supplemental Indenture”) has been duly authorised and, when executed and delivered by the Company and the Guarantors, will have been duly executed and delivered and (assuming due authorisation, execution and delivery by the Trustee and receipt by the Company of the Required Consents (as defined in the Revised Consent Solicitation statement)) will have been adopted in a manner consistent with the requirements of the Senior Notes Indenture and will constitute (as will the Senior Notes Indenture, thereby amended) a valid and legally binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought in a proceeding in equity or at law);

(d)                                 None of the transactions contemplated by this Agreement will violate or result in a violation by Holding, the Company or any of its subsidiaries, or to the Company’s knowledge, by anyone else of Section 7 of the United States Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System of the United States;

                                                (e)                                  The consummation of the transactions contemplated herein will not: (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, charge, deed of trust, loan agreement, guarantee, lease or other agreement or instrument to which Holding, the Company or any of its subsidiaries is a party or by which Holding, the Company or any of its subsidiaries is bound or to which any of the properties or assets or Holding, the Company or any of its subsidiaries is subject; (ii) result in any violation of the provisions of the constitutive documents of Holding, the Company or any of its subsidiaries or any statute; (iii) result in the imposition or creation of (or the obligation to create or impose) a lien under any agreement or instrument (other than pursuant to the terms of the Indenture and the Security Documents) to which Holding, the Company or any of its subsidiaries is a party or by which Holding, the Company or any of its subsidiaries is a party or by which Holding, the Company or any of its subsidiaries or their respective property is bound; (iv) result in any violation of any order, rule or regulation of any court, central bank, stock exchange or governmental or quasi-governmental agency or body (“Governmental Agency”) having jurisdiction over Holding, the Company or any of its subsidiaries or any of their properties; (v) result in the suspension, termination or revocation of any governmental authorization, approval, consent or license (“Governmental Authorization”) of or with any Governmental Agency held or previously obtained by or on behalf of Holding, the Company or any of its subsidiaries; or (vi) require any Governmental Authorizations;

(f)                                    The audited and unaudited consolidated financial statements of the Company and its subsidiaries filed with the United States Securities and Exchange Commission and “SEC”) and presented fairly and accurately the financial position of the Company and its subsidiaries at their respective dates and the results of the operations of the Company and its subsidiaries for the periods covered thereby, and (ii) have been (save insofar as may be expressly stated therein) prepared in accordance with accounting principles generally accepted in Sweden and pursuant to the relevant laws of Sweden in force at the time of preparation of such financial statements and which have been consistently applied; and

(g)                                 each of the representations and warranties, made at the date of issuance of, and in relation to, the Senior Notes pursuant to that certain purchase agreement dated January 16, 2004 was true and accurate in all material respects as at the date of the original Purchase Agreement.

5.                                       The Company and each Guarantor hereby agrees that it will co-operate with and actively assist each Purchaser that is or may be considered an “Affiliate” of the Company that proposes to offer some or all of its Securities for sale. The Company and each Guarantor hereby agree that it will enter into a registration rights agreement with BidCo and the Purchasers providing for two (2) customary demand registration rights as well as incidental registration rights for the benefit of Bidco and the Purchasers, subject to standard terms and conditions of registration rights agreement generally. This assistance will also include but not be limited to making all such regulatory filings and effecting all such registrations with securities regulators that are reasonably requested by any Purchaser to permit ready distribution of Securities held by such Purchaser.

6.                                       The Purchasers shall cause BidCo to purchase all those Senior Notes validly tendered and not withdrawn in each of the Tender Offer and the Change of Control Offer upon the terms and subject to the conditions specified in the documents pertaining to the Tender Offer or the Change of Control Offer, as applicable.

7.                                       For the benefit of BidCo and the Purchasers in respect of their obligations relating to the Change of Control Offer (but not in respect of their obligations relating to the Tender Offer), the Company and the Guarantors, jointly and severally, agree with BidCo and each of the Purchasers:

(a)                                  That the claims of the holders of the Securities rank at least pari passu with the claims of all other unsubordinated unsecured creditors of the Company, present and future (except for such claims which may be mandatorily preferred from time to time under applicable Swedish laws); and the claims of the holders of the Securities under the guarantees in respect thereto, rank at least pari passu with the claims of all other unsubordinated unsecured creditors of the respective Guarantors thereunder, present and future (except for such claims which may be mandatorily preferred from time to time under applicable laws);

(b)                                 Promptly from time to time to take such action as the Purchasers may reasonably request to qualify the Securities for offering and sale under the securities laws of such jurisdictions as the Purchasers may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(c)                                  Not to be or become, at any time prior to the expiration of three years after the completion of the Change of Control Offer, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(d)                                 To comply with the reporting obligations provided for in section 1019 of the Senior Notes Indenture;

(e)                                  To ensure that the Company remains an SEC reporting company and to furnish, at any time when the Company is not exempt from registration under Section 12(b) of the Exchange Act nor subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, at the Company’s expense, upon request, to holders of Securities and prospective purchasers of securities information satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act of 1933, as amended (the “Act”);

(f)                                    During a period of three years from the date of this Agreement, to furnish to the Purchasers such additional information concerning the business and financial condition of the Company and the Guarantors as any Purchaser may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its shareholders generally or to the SEC);

(g)                                 Not to (and to cause its subsidiaries not to) take, directly or indirectly, any action which is designed to or which constitutes or which might reasonably be expected to cause or result in a violation of Regulation M under the Act or any other laws, rules or regulation in any jurisdiction relating to stabilization or manipulation of the price of any security of the Company or any Guarantor to facilitate the sale or resale of the Securities;

(h)                                 During the period of two years after the completion of the Change of Control Offer, the Company will not resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by it;

(i)                                     Neither the Company, nor any person (other than BidCo and the Purchasers) acting on its or their behalf will offer or sell the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Securities sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act;

(j)                                     Not to distribute, or cause to be distributed any offering material relating to the Securities in contravention of securities laws in the relevant local jurisdiction;

(k)                                  To pay any amounts due as a result of any value added taxes (“VAT”) payable by the Purchasers in respect of commissions (whether or not paid as discounts), fees or expenses payable or reimbursable by the Company pursuant to this Agreement;

(l)                                     To provide to BidCo and the Purchasers information reasonably requested by them in connection with their making of the change of Control Offer, which information shall be accurate in all material respects; and

(m)                               The Company shall pay, on the Revised Consent Solicitation settlement date, the Consent Fee then due and payable in accordance with the terms and subject to the conditions of the Revised Consent Solicitation.

8.                                       For the benefit of BidCo and the Purchasers in respect of their obligations relating to the Tender Offer (but not in respect of their obligations relating to the Change of Control Offer), the Company and the Guarantors, jointly and severally, agree with BidCo and each of the Purchasers that:

(a)                                  on the first date on which Nordic receives funds drawn by Holding under the Mezzanine Facility or on the date hereof, whichever is later, the Company shall set aside the sum equal to the Consent Fee of €5,200,000.

(b)                                 In the event that BidCo on behalf of the Purchasers is obligated to pay the Alternate Tender Offer Price, as a result of the Company’s failure to pay the Consent Fee in accordance with the terms and subject to the conditions of the Revised Consent Solicitation, the Company hereby agrees to pay to BidCo, on demand, the sum of €5,200,000.  BidCo will apply such funds:

(i)	to pay an amount equal to 4% of the principal amount of all Senior Notes validly tendered and not withdrawn in the Tender Offer prior to the expiry date; and

(ii)

to pay the Consent Fee to all Senior Noteholders that have validly given and not withdrawn their consents under the Revised Consent Solicitation and which have not tendered their Senior Notes in the Tender Offer.

(c)                                  On the date on which Tranche A of the Mezzanine Facility is first drawn, the Company shall set aside an amount equal to 1% of the aggregate principal amount of Senior Notes that could be validly tendered in the Change of Control Offer (the “Change of Control Premium”) and shall pay such funds to BidCo in accordance with Clause 9 below.

9.                                       In addition to its obligations under Clause 8 above the Company covenants and agrees with each of the Purchasers and BidCo that the Company will pay or cause to be paid the following: (i) with the consent of BidCo, to each Purchaser, pro-rata to its Tender Offer Commitment detailed in Schedule IA on the first date on which Nordic receives funds drawn by Holding under the Mezzanine facility to which Holding is a party (the “Mezzanine Facility”) or on the date hereof, whichever is later, a commitment fee in the amount of €776,778 (ii) to BidCo on the Tender Offer Settlement Date and the Change of Control Offer Settlement Date,  as applicable, a funding fee equal to 2% of the aggregate principal amount of the Senior Notes plus accrued but unpaid interest thereon up to (and including) the day immediately preceding the Tender Offer Settlement Date or the Change of Control Offer Settlement Date, purchased by BidCo pursuant to the Tender Offer or the Change of Control Offer, as applicable, provided that no funding fee shall be paid with respect to the Change of Control Premium; (iii) to BidCo on the date which falls one business day prior to the date on which BidCo purchases Senior Notes pursuant to the Change of Control Offer, the Change of Control Premium; (iv) the fees, disbursements and expenses of the Company’s counsel (including its U.S., Swedish, Finnish and Norwegian counsels) and accountants in connection with the Tender Offer or any Change of Control Offer; (v) the cost of printing or producing this Agreement, all documents relating to either the Tender Offer or the Change of Control

Offer (including any compilations thereof) and all other documents in connection with the exercise of the Tender Offer or any Change of Control Offer; (vi) all out-of-pocket expenses (including all fees, disbursements and expenses of U.S. and Swedish counsel to the Purchasers) incurred by the Purchasers and/or BidCo in connection with the transactions contemplated hereby, including but not limited to all costs and expenses incurred by the Purchasers in the creation and formation of BidCo; (vii) all costs and expenses incurred by BidCo and the Purchasers in relation to the Tender Offer and the Change of Control Offer, including but not limited to incorporation costs, corporate service and director service costs and any legal costs incurred in relation to establishing BidCo up to a maximum of £40,000; (viii) all costs and expenses of Lucid Issuer Services Limited, incurred in relation to the Tender Offer and the Change of Control Offer and (ix) all other costs and expenses incidental to the performance of the obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, the Purchasers will pay all of their own costs and expenses, transfer taxes on resale of any of the Securities by them, and any advertising expenses, connected with any offers they may make. All payments hereunder shall be made without any set-off or counterclaim and free and clear of any withholding or deduction of or on account of applicable tax save as may be required by law. If the Company is required by law to make any deduction or withholding from any sum payable hereunder, the sum in respect of which the deduction or withholding is required to be made shall be increased to the extent necessary to ensure that BidCo and each Purchaser and its affiliates receive and retain a net sum equal to that which it would have received had no such deduction or withholding been required to be made.

10.                                 All payments to be made hereunder shall be made on demand (unless otherwise specified) and in immediately available freely transferable funds and in the currency of invoice to such account with such bank in the principal financial centre of the currency of invoice as the recipient shall notify to the payer.

11.                                 The fees and amounts representing the reimbursement of expenses which are payable hereunder shall be payable, in whole or in part, to any of the affiliates of any Purchaser in the event such Purchaser so directs the Company prior to the payment of the fees and amounts in question. In the absence of any other direction, all fees and amounts payable hereunder shall be payable to each Purchaser to such account as each respective Purchaser shall previously have requested.

12.                                 All fees and other amounts payable hereunder are exclusive of any VAT or other equivalent or similar tax, which shall also be payable by the Company if applicable.

13.                                 The obligations of the Purchasers and BidCo hereunder with respect to the Change of Control Offer, but not the Tender Offer, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company and the Guarantors herein are, at and as of the date hereof and at the Change of Control Offer Launch Date, true and correct and to the condition that the Company and Guarantors shall have performed all of their respective obligations hereunder with respect to the Change of Control Offer, but not the Tender Offer, theretofore to be performed, and to the following additional conditions:

(a)                                  Clifford Chance, U.S. counsel for the Company, Advokatfirman Lindahl KB, Swedish counsel for the Purchasers and the Company, Bugge, Arentz-Hansen & Rasmussen,

Norwegian counsel for the Company and the Purchasers, and Hannes Snellman, Attorneys at Law Ltd., Finnish counsel for the Company and the Purchasers, each shall have furnished to the Purchasers their written opinion, in the same form and substance as that which was given upon the issuance of the Senior Notes, save to the extent that such opinion shall be addressed to each Purchaser and BidCo, dated the Change of Control Offer Launch Date and shall further confirm as of the date hereof the following matters:

(A)                              Each of the Company and the Guarantors has all requisite power and authority to enter into this Agreement and this Agreement has been duly authorized, executed and delivered by the Company and the Guarantors;

(B)                                No Governmental Authorization is required for the consummation by the Company or the Guarantors of the transactions contemplated by this Agreement, or the Change of Control Offer;

(C)                                Under the laws of the State of New York relating to personal jurisdiction, each of the Company and the Guarantors have, pursuant to Section 17 of this Agreement, (i) validly and irrevocably submitted to the personal jurisdiction of any state or federal court located in the Borough of Manhattan, The City of New York, New York (each a “New York Court”) in any action arising out of or relating to this Agreement or the Change of Control Offer, respectively, or the transactions contemplated hereby or thereby, (ii) validly and irrevocably waived any objection to the venue of a proceeding in any such court, and (iii) validly and irrevocably appointed the Authorized Agent (as defined herein) as its authorized agent for the purpose described in Section 20 hereof; and service of process effected on such agent in the manner set forth in Section 20 hereof will be effective to confer valid personal jurisdiction over the Company or the Guarantors, as the case may be, with respect to this Agreement and documents relating to the Change of Control Offer;

(D)                               The agreement of each of the Company and the Guarantors (as applicable) to the choice of law provisions set forth in Section 24 hereof, will be recognized by the courts of its jurisdiction of incorporation; each of the Company and the Guarantors can sue and be sued in its own name under the laws of its jurisdiction of incorporation; the irrevocable submission of each of the Company and the Guarantors to the non-exclusive jurisdiction of a New York Court, the waiver by each of the Company and the Guarantors of any objection to the venue of a proceeding of a New York Court and the agreement of each of the Company and the Guarantors that this Agreement and documents relating to the Change of Control Offer shall each be governed by and construed in accordance with the laws of the State of New York are legal, valid and binding, insofar as the laws of the respective jurisdictions of the Company and the Guarantors are concerned; service of process effected in the manner set forth in Section 20 hereof will be effective to confer valid personal jurisdiction over each of the Company and the Guarantors (as applicable), insofar as the laws of its jurisdiction of incorporation are concerned; and judgment obtained in a New York Court arising out of or in relation to the obligations of the Company and the Guarantors (as applicable) under this Agreement, documents relating to the Change of Control Offer or the Senior Notes Indenture would be enforceable against the Company and the Guarantors, as the case may be, in the courts of their respective jurisdictions of incorporation;

(E)                                 Neither the Company, nor any of the Guarantors (as applicable), is entitled to any immunity on the basis of sovereignty or otherwise in respect of its obligations under this Agreement or the documents relating to the Change of Control Offer and could not successfully interpose any such immunity as a defense to any suit or action brought or maintained in respect of its obligations under this Agreement, documents relating to the Change of Control Offer and the waiver by each of the Company and the Guarantors of immunity to jurisdiction (including the waiver of sovereign immunity to which the Company or such Guarantor may become entitled subsequent to the date of this Agreement) and immunity to pre-judgment attachment, post-judgment attachment and execution in any suit, action or proceeding against it arising out of or based on this Agreement, documents relating to the Change of Control Offer is a valid and binding obligation of the Company under Swedish law and each of the Guarantors under the laws of the jurisdiction of its organization;

(F)                                 To the best of such counsel’s knowledge, there are no legal or governmental proceedings pending to which Holding, the Company or any of its subsidiaries or Bus is a party or of which any property of Holding, the Company or any of its subsidiaries or Bus is the subject which, if determined adversely to Holding, the Company, any of its subsidiaries or Bus, as the case may be, would individually or in the aggregate have a material adverse effect on the current or future consolidated financial position, business prospects, shareholders’ equity or results of operations of Holding, the Company and its subsidiaries; and, to the best of such counsel’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others; and

(G)                                None of Holding, the Company or any of its subsidiaries is in violation of its constitutive documents or in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, charge, deed of trust, loan agreement, guarantee, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound; and Bus is not in violation of its constitutive documents or (other than such defaults as arise under the indenture under which the €160,000,000 11% Senior Subordinated Notes were issued by Concordia Bus AB) in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, charge, deed of trust, loan agreement, guarantee, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;

(H)                               The Supplemental Indenture has been duly authorised and, when executed and delivered by the Company and the Guarantors, will have been duly executed and delivered and (assuming due authorisation, execution and delivery by the Trustee and receipt by the Company of the Required Consents (as defined in the Revised Consent Solicitation statement)) will have been adopted in a manner consistent with the requirements of the Senior Notes Indenture and will constitute (as will the Senior Notes Indenture, thereby amended) a valid and legally binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought in a proceeding in equity or at law);

(b)                                 The Restructuring shall have closed in accordance with the Restructuring Agreement;

(c)                                  The Company shall have furnished or caused to be furnished to BidCo and the Purchasers, for the benefit of BidCo and the Purchasers in respect of their obligations relating to the Change of Control Offer (and not in respect of their obligations relating to the Tender Offer), on the Change of Control Offer Launch Date certificates of its officers satisfactory to BidCo and the Purchasers as to the accuracy of the Company’s representations and warranties herein at the date hereof and at and as of the Change of Control Offer Launch Date, as to the performance by it of all of its obligations hereunder to be performed at or prior to the Change of Control Offer Launch Date, as to the matters set forth in subsection (a) of this Section and as to such other matters as the Purchasers may reasonably request;

(d)                                 No default (actual or potential) under the Senior Notes which has not otherwise been cured or waived; and

(e)                                  Satisfaction of all appropriate corporate conditions precedent (i.e. due incorporation and good standing; due authorisation) in respect of the Company and each Guarantor.

14.                                 The commitments of the Purchasers hereunder are joint and several and any defaulting Purchaser shall be liable to the non-defaulting Purchasers and the Company, but not to any other party hereto, for not funding or procuring the funding of its respective commitment under Schedule IA of this Agreement when such commitment is due to be funded.

15.                                 The respective agreements, representations, warranties and other statements of the Company, the Guarantors and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company or any Guarantor any officer or director or controlling person of the Company or any Guarantor, and shall survive purchase of and payment for the Securities.

16.                                 The Company confirms that it has been informed of the existence of the informational guidance published by the Financial Services Authority in relation to stabilization.

17.                                 All statements, requests, notices and agreements hereunder shall be in writing, and if to BidCo or the Purchasers shall be delivered or sent to BidCo and each Purchaser by mail, telex or facsimile transmission at BidCo’s, or such Purchaser’s respective address and email address, set out under its signature hereto, with a copy to Cadwalader, Wickersham & Taft LLP, 265 Strand, London WC2R 1BH, for the attention of Richard L. Nevins; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to c/o Solna Strandväg 78, SE-171 Solna, Sweden, if to BidCo to Nimbus Limited, Whiteley Chambers, Don Street, St. Helier, Jersey, Attn: Corporate Services and if to any Guarantor shall be delivered or sent by mail, telex or facsimile transmission to such Guarantor care of the Company at such address of the Company. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

18.                                 This Agreement shall be binding upon, and inure solely to the benefit of, BidCo the Purchasers, the Company and the Guarantors and, to the extent provided in Section 13 hereof, the officers and directors of the Company and each person who controls the Company, or the officers and directors of BidCo and each Purchaser and each person who controls BidCo or any Purchaser as the case may be, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from BidCo or a Purchaser shall be deemed a successor or assign by reason merely of such purchase.

19.                                 (a)                                  Notwithstanding any other provision of this Agreement, BidCo shall be liable for any claim of any person under or in connection with this Agreement only if and to the extent that BidCo has assets available for the purpose of paying such claim, and to the extent that any such claim exceeds the assets of BidCo available for the purpose of paying such claim, that claim shall be extinguished.

(b)                                 Each party to this Agreement agrees that it shall not institute against, or join any person in instituting against, BidCo any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceeding, or other proceeding under any bankruptcy or similar law of any jurisdiction, for one year and a day after the Change of Control Settlement Date.

(c)                                  The obligations of BidCo under this Agreement are solely the corporate obligations of BidCo.  No recourse shall be had for the payment of any amount owing by BidCo under or in connection with this Agreement against any agent, employee, officer, director or shareholder of BidCo.

(d)                                 The terms of this clause 19 shall survive termination of this Agreement.

20.                                 Each of the Company irrevocably (i) agrees that any legal suit, action or proceeding against it may be brought by BidCo or any Purchaser, or by any officer or director of BidCo or any Purchaser or any person who controls BidCo or any Purchaser, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any New York Court, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Each of the Company and the Guarantors irrevocably waives any immunity to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement or the transactions contemplated hereby which is instituted in any New York Court or in any competent court in Sweden. Each of the Company and the Guarantors has appointed CT Corporation System, New York, New York, as it authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby which may be instituted in any New York Court by BidCo or any Purchaser, or by any officer or director of BidCo or any Purchaser or any person who controls BidCo or any Purchaser, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointments shall be irrevocable. Each of the Company and the Guarantors represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company or a Guarantor, as the case may be, shall be deemed, in every respect, effective service of process upon the Company or such Guarantor, as the case may be.

21.                                 In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “judgment currency”) other than Euro, the Company and the Guarantors (if the Company or any Guarantor is the obligor for such amount) will, jointly and severally, indemnify BidCo and each Purchaser against any loss incurred by BidCo or such Purchaser as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which BidCo or such Purchaser is able to purchase Euro with the amount of judgment currency actually received by BidCo or such Purchaser. The foregoing indemnity shall constitute a separate and independent obligation of the Company and the Guarantors and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Euro.

22.                                 Time shall be of the essence of this Agreement.

23.                                 The provisions of this Agreement supersede all prior oral and/or written understandings and previous versions of the fees letter dated July 21, 2005 (the “Fees Letter”) and comprises the entire agreement (in respect of matters referred to herein) between the Company, BidCo and the Purchasers and in case of inconsistencies or conflicts between the provisions of the Fees Letter and this Agreement, the provisions of this Agreement shall prevail.

24.                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

25.                                 This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

If the foregoing is in accordance with your understanding, please sign and return to the Company nine (9) counterparts hereof, and upon your acceptance hereof, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Purchasers, the Company and the Guarantors.

Very truly yours,

Concordia Bus Nordic AB (publ)

By: RAGNAR NORBÄCK
Title: CHIEF OPERATING OFFICER

By: PER SKÄRGÅRD
Title: CHIEF FINANCIAL OFFICER

Concordia Bus Nordic Holding AB

By: FRODE LARSEN
Title:

Nimbus Limited

By: SIMON WILLIAM MACKENZIE
Title: DIRECTOR

Swebus Busco AB

By: RAGNAR NORBÄCK
Title: DIRECTOR

By: MATHIAS CRONA
Title: DIRECTOR

Swebus Express Bus AB

By: RAGNAR NORBÄCK
Title: DIRECTOR

By: PER SKÄRGÅRD
Title: DIRECTOR

Interbus AB

By: RAGNAR NORBÄCK
Title: DIRECTOR

By: PER SKÄRGÅRD
Title: DIRECTOR

Ingeni&qout;r M.O. Sch&qout;yens Bilcentraler AS

By: RAGNAR NORBÄCK

Title: DIRECTOR

By: PER SKÄRGÅRD
Title: DIRECTOR

Concordia Bus Finland Oy Ab

By: PER SKÄRGÅRD
Title: DIRECTOR

By: RAGNAR NORBÄCK
Title: DIRECTOR

Swebus Fastigheter AB

By: PER SKÄRGÅRD
Title: DIRECTOR

By: RAGNAR NORBÄCK
Title: DIRECTOR

Alpus AB

By: PER SKÄRGÅRD
Title: DIRECTOR

By: RAGNAR NORBÄCK
Title: DIRECTOR

Enkoping-Balsta Fastighetsbolag AB

By: PER SKÄRGÅRD
Title: DIRECTOR

By: RAGNAR NORBÄCK
Title: DIRECTOR

Malmfaltens Omnibus AB

By: PER SKÄRGÅRD
Title: DIRECTOR

By: RAGNAR NORBÄCK
Title: DIRECTOR

Swebus AB

By: RAGNAR NORBÄCK

Title: DIRECTOR

By: PER SKÄRGÅRD

Title: CHIEF FINANCIAL OFFICER

Accepted as of the date hereof:

Purchaser’s Name: AVENUE EUROPE MANAGEMENT LLP

Purchaser’s Address:

25 Knightsbridge

London

SW1X 7RZ

By: SONIA GARDNER

Contact Person: Sam Perlman

Email Address:sperlman@avenuecapital.com

Direct Telephone: +44 (0) 20 7245 1888

Purchaser’s Name: BEAR, STEARNS & CO. INC.

Purchaser’s Address:

383 Madison Avenue

New York

New York 10179

By: GREGORY A. HANLEY

Title: SENIOR MANAGING DIRECTOR

Contact Person: Bryan Shapiro/Mike Paget

Email Address: bshapiro@bear.com/mpaget@bear.com

Direct Telephone: +44 (0) 20 7516 5492

Purchaser’s Name: THE BLUEBAY HIGH YIELD (MASTER) FUND

Purchaser’s Address:

BlueBay Asset Management Limited

Times Place

45 Pall Mall

London

SW1Y 5JG

By: GINA J. GERMANO

Title: PORTFOLIO MANAGER

Contact Person:

Email Address:
Direct Telephone:

Purchaser’s Name: LONE STAR INTERNATIONAL FINANCE LTD

Purchaser’s Address:

HSBC House

Harcourt Centre

Harcourt Street

Dublin 2

By: EILEEN RONAYNE

Title: ALTERNATE DIRECTOR FOR J HENNESSY

Contact Person: Eileen Ronayne

Email Address:eronayne@hudson-advisors.com

Direct Telephone: + 353 1 4788604

Purchaser’s Name: HILLSIDE APEX FUND LIMITED

Purchaser’s Address:

c/o Appleby Corporate Services (Cayman) Limited

Clifton House

75 Fort Street

P.O. Box 1350 GT

Grand Cayman

Cayman Islands

By: ROBERT KING

Title: DIRECTOR

Contact Person: Chris Currington/Michael Mabbutt

Email Address: ccurrington@thamesriver.co.uk/mmabbutt@thamesriver.co.uk

Direct Telephone: +44 (0) 20 7360 1248/ +44 (0) 20 7360 1245

Purchaser’s Name: THAMES RIVER TRADITIONAL FUND PLC (HIGH INCOME FUND)

Purchaser’s Address:

IFSC House

International Financial Services Centre

Dublin 1

Ireland

By: DAVID HAMMOND

Title: DIRECTOR

Contact Person: Chris Currington/Michael Mabbutt

Email Address: ccurrington@thamesriver.co.uk/mmabbutt@thamesriver.co.uk

Direct Telephone: +44 (0) 20 7360 1248/ +44 (0) 20 7360 1245

Purchaser’s Name: FIDELITY INVESTMENT FUNDS ICVC – FIDELITY EXTRA INCOME FUND

Purchaser’s Address:

Oakhill House

130 Tonbridge Road

Hildenborough

Tonbridge

Kent

TN11 9DZ

By:	/s/ RICHARD WAISTCOAT
Title: DIRECTOR

Contact Person:

Email Address:

Direct Telephone:

Purchaser’s Name: FIDELITY FUNDS SICAV – EUROPEAN HIGH YIELD

Purchaser’s Address:

Oakhill House

130 Tonbridge Road

Hildenborough

Tonbridge

Kent

TN11 9DZ

By:	/s/ RICHARD WAISTCOAT
Title: DIRECTOR

Contact Person:

Email Address:

Direct Telephone:

SCHEDULE IA

ANNEX I

1                                          The Securities have not been registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act. Each Purchaser represents that it will offer and sell the Securities as part of their distribution at any time, only in accordance with Rule 903 of Regulation S or Rule 144A. Accordingly, each Purchaser agrees that neither it, its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser agrees that, at or prior to confirmation of sale of Securities (other than a sale pursuant to Rule 144A), it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

Terms used in this paragraph have the meanings given to them by Regulation S.

2                                          Each Purchaser agrees that it will not offer or sell any of the Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended).

Each Purchaser agrees that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities in circumstances in which section 21 (1) of the FSMA does not apply to the Issuer, and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

3                                          Each Purchaser agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.

Each Purchaser understands that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose.